PREFERRED APARTMENT COMMUNITIES, INC.
ARTICLES OF AMENDMENT
Preferred Apartment Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 7(a) of the Articles Supplementary for the Series A Redeemable Preferred Stock, par value $0.01 per share, of the Corporation in its entirety and substituting in lieu thereof a new Section 7(a) to read as follows:
7.    Redemption at the Option of a Holder.
(a)    Subject to the provisions in this Section 7, each holder of Series A Preferred Stock may deliver written notice to the Corporation requesting that the Corporation redeem each share of Series A Preferred Stock, held by such holder for cash or equal value of Common Stock (as set forth in Section 9(a)) as follows:
(i)    On and after the date of original issuance of the shares of Series A Preferred Stock to be redeemed, the holder will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to the Stated Value, less a 13% redemption fee, plus all accumulated, accrued and unpaid dividends.
(ii)    On and after the first anniversary of the date of original issuance of the shares of Series A Preferred Stock to be redeemed, the holder will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus all accumulated, accrued and unpaid dividends.
(iii)    On and after the third anniversary of the date of original issuance of the shares of Series A Preferred Stock to be redeemed, the holder thereof will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus all accumulated, accrued and unpaid dividends.
    (iv)    On and after the fourth anniversary of the date of original issuance of the shares of Series A Preferred Stock to be redeemed, the holder thereof will have the right to require the

Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to the Stated Value, less a 3% redemption fee, plus all accumulated, accrued and unpaid dividends.
    (v)    On and after the fifth anniversary of the date of original issuance of the shares of Series A Preferred Stock to be redeemed, the holder thereof will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to the Stated Value, plus all accumulated, accrued and unpaid dividends.
SECOND: There has been no change in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.
THIRD: The amendment to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 26th day of June, 2014.

ATTEST: /s/ Jeffrey R. Sprain_______________ Name: Jeffrey R. Sprain Title: Secretary	PREFERRED APARTMENT COMMUNITIES, INC. By: /s/ John A. Williams_____________ (SEAL) Name: John A. Williams Title: Chief Executive Officer